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JETBLUE ANNOUNCES 2012 ANNUAL PROFIT
JetBlue Reports Record Fourth Quarter and Full Year Revenues

NEW YORK (January 29, 2013) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2012:

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Operating income of $44 million in the fourth quarter. This compares to operating income of $83 million in the year-ago period. For the full year 2012, JetBlue reported operating income of $376 million. This compares to operating income of $322 million for the full year 2011.

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Pre-tax income of $1 million in the fourth quarter. This compares to pre-tax income of $40 million in the year-ago period. For the full year 2012, JetBlue reported pre-tax income of $209 million. This compares to a pre-tax income of $145 million for the full year 2011.

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Net income for the fourth quarter was $1 million, or $0.00 per diluted share. This compares to JetBlue’s fourth quarter 2011 net income of $23 million, or $0.08 per diluted share. For the full year 2012, JetBlue reported net income of $128 million, or $0.40 per diluted share. This compares to net income of $86 million, or $0.28 per diluted share.

“Although Hurricane Sandy negatively impacted fourth quarter results, 2012 was a very good year for JetBlue,” said Dave Barger, JetBlue’s President and Chief Executive Officer. “We further solidified our position as New York’s Hometown AirlineTM while continuing to pursue profitable growth opportunities in Boston and the Caribbean & Latin America, resulting in record revenue performance. These results reflect the hard work and dedication of our 14,000 crewmembers who deliver exceptional service to our customers every day.”

Operational Performance

JetBlue reported record fourth quarter operating revenues of $1.2 billion despite Hurricane Sandy, which reduced revenue by an estimated $45 million. Revenue passenger miles for the fourth quarter increased 4.3% to 8.1 billion on a capacity increase of 4.8%, resulting in a fourth quarter load factor of 81.9%, a decrease of 0.3 points year over year.

Yield per passenger mile in the fourth quarter was 13.47 cents, up 0.2% compared to the fourth quarter of 2011. Passenger revenue per available seat mile (PRASM) for the fourth quarter 2012 decreased 0.2% year over year to 11.03 cents and operating revenue per available seat mile (RASM) decreased 0.5% year over year to 12.09 cents.

“While we saw a significant decline in demand for air travel following Hurricane Sandy, we are encouraged by more robust demand trends during the December holiday travel period,” said Robin Hayes, JetBlue’s Chief Commercial Officer. “We continue to be pleased with the strong performance of our Boston business-oriented markets – an area of significant focus for JetBlue.”

Operating expenses for the quarter increased 8.3%, or $87 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the fourth quarter increased 3.3% year over year to 11.65 cents. Excluding fuel, CASM increased 4.8% to 7.17 cents.

Over the course of 2012, JetBlue improved its return on invested capital (ROIC) by approximately one percentage point to 4.8%. “We improved ROIC through a combination of margin expansion and prudent balance sheet management,” said Mark Powers, JetBlue’s Chief Financial Officer. “Nonetheless, we recognize there is still significant work to be done to continue improving shareholder returns. We remain committed to improving ROIC and believe we are on track to do so in 2013.”

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. Specifically, during the fourth quarter JetBlue hedged approximately 27% of its fuel consumption and managed approximately 20% of its fuel consumption using fixed forward price agreements (FFPs), resulting in a realized fuel price of $3.20 per gallon, a 1% increase over fourth quarter 2011 realized fuel price of $3.15.

JetBlue has managed approximately 18% of its first quarter projected fuel requirements using a combination of FFPs and collars. Based on the fuel curve as of January 25th, JetBlue expects an average price per gallon of fuel, including the impact of hedges, FFPs and fuel taxes, of $3.23 in the first quarter.

Balance Sheet Update
JetBlue ended the fourth quarter with approximately $731 million in unrestricted cash and short term investments. During the quarter, JetBlue increased its line of credit with Morgan Stanley to $200 million. In addition, JetBlue maintains a $125 million corporate purchasing line with American Express for jet fuel purchases.
During the fourth quarter, JetBlue prepaid approximately $50 million of debt. JetBlue recorded a $3 million loss in non-operating income during the quarter in connection with this prepayment. In addition, JetBlue prepaid $200 million related to 2013 aircraft deliveries and pre-delivery deposits for future aircraft deliveries in exchange for favorable pricing terms.
Since December 31, 2011, JetBlue has increased the number of unencumbered Airbus A320 aircraft from one to 11 and decreased its total debt balance by approximately $285 million. “We continue to actively manage our total debt balance and seek to optimize the liquidity on our balance sheet, which we believe will help improve ROIC,” said Mr. Powers.
First Quarter and Full Year Outlook
For the first quarter of 2013, CASM is expected to increase between 1.0% and 3.0% over the year-ago period. Excluding fuel and profit sharing, CASM in the first quarter is expected to increase between 2.0% and 4.0% year over year.

CASM for the full year is expected to increase between 1.5% and 3.5% over full year 2012. Excluding fuel and profit sharing, CASM in 2013 is expected to increase between 1.0% and 3.0% year over year.

Capacity is expected to increase between 5.5% and 7.5% in the first quarter and for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, January 29, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at
http://investor.jetblue.com.

About JetBlue
JetBlue is New York’s Hometown Airline ™ with other focus cities in Boston, Fort Lauderdale, Los Angeles, San Juan, and Orlando. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) as well as super-spacious Even More Space seats. JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. JetBlue serves 75 cities with 750 daily flights and plans to launch service to Charleston, South Carolina, Albuquerque, New Mexico, and Philadelphia, Pennsylvania, in 2013, as well as Medellín, Colombia, subject to receipt of government approval. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530, or visit www.jetblue.com.
Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2011 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
Regulation G Reconciliations

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) and return on invested capital (ROIC) are non-GAAP financial measures that we use as measures of our performance.

CASM is a common metric used in the airline industry.  We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings.  We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.  We are unable to reconcile projected CASM Ex-Fuel and Profit Sharing as the nature or amount of excluded items are only estimated at this time.

ROIC is a non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations' use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders as it represents an important financial metric that we believe provides meaningful information as to how well we generate cash flow relative to the capital invested in our business.

We believe these non-GAAP measures provide a more meaningful comparison of our results to others in the airline industry and our prior year results.  Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

See “Non GAAP Financial Measures” appearing in the tables following this press release for reconciliation of these non-GAAP measures to their nearest comparable GAAP measure.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Percent Change		Twelve Months Ended December 31,		Percent Change
	2012	2011			2012	2011
OPERATING REVENUES
Passenger	$1,089	$1,041	4.6		$4,550	$4,080	11.5
Other	105	105	0.7		432	424	2.0
Total operating revenues	1,194	1,146	4.2		4,982	4,504	10.6
OPERATING EXPENSES
Aircraft fuel and related taxes	442	418	5.9		1,806	1,664	8.6
Salaries, wages and benefits	262	241	8.6		1,044	947	10.3
Landing fees and other rents	66	60	9.9		277	245	12.8
Depreciation and amortization	68	62	9.3		258	233	10.5
Aircraft rent	32	33	(5.0)		130	135	(3.6)
Sales and marketing	52	54	(1.0)		204	199	3.0
Maintenance materials and repairs	80	62	27.3		338	227	48.4
Other operating expenses	148	133	11.8		549	532	3.2
Total operating expenses	1,150	1,063	8.3		4,606	4,182	10.1
OPERATING INCOME	44	83	(47.5)		376	322	16.6
Operating margin	3.7%	7.3%	(3.6)	pts.	7.5%	7.1%	0.4	pts.
OTHER INCOME (EXPENSE)
Interest expense	(43)	(46)	(7.8)		(176)	(179)	(2.0)
Capitalized interest	2	2	13.1		8	5	41.3
Interest income and other	(2)	1	(261.6)		1	(3)	(128.8)
Total other income (expense)	(43)	(43)	0.1		(167)	(177)	(5.5)
INCOME BEFORE INCOME TAXES	1	40			209	145
Pre-tax margin	0.1%	3.5%	(3.4)	pts.	4.2%	3.2%	1.0	pts.
Income tax expense	—	17			81	59
NET INCOME	$1	$23			$128	$86
EARNINGS PER COMMON SHARE:
Basic	$—	$0.08			$0.45	$0.31
Diluted	$—	$0.08			$0.40	$0.28
Weighted average shares outstanding (thousands):
Basic	282,677	279,904			282,317	278,689
Diluted	284,521	342,870			344,129	346,467

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended December 31,		Percent Change		Twelve Months Ended December 31,		Percent Change
	2012	2011			2012	2011
Revenue passengers (thousands)	7,018	6,693	4.9		28,956	26,370	9.8
Revenue passenger miles (millions)	8,083	7,750	4.3		33,563	30,698	9.3
Available seat miles (ASMs) (millions)	9,874	9,425	4.8		40,075	37,232	7.6
Load factor	81.9%	82.2%	(0.3)	pts.	83.8%	82.4%	1.4	pts.
Aircraft utilization (hours per day)	11.3	11.5	(1.0)		11.8	11.7	1.1

Average fare	$155.17	$155.60	(0.3)		$157.11	$154.74	1.5
Yield per passenger mile (cents)	13.47	13.44	0.2		13.55	13.29	2.0
Passenger revenue per ASM (cents)	11.03	11.05	(0.2)		11.35	10.96	3.6
Operating revenue per ASM (cents)	12.09	12.16	(0.5)		12.43	12.10	2.8
Operating expense per ASM (cents)	11.65	11.27	3.3		11.49	11.23	2.3
Operating expense per ASM, excluding fuel (cents)	7.17	6.85	4.8		6.99	6.76	3.3
Operating expense per ASM, excluding fuel and profit sharing (cents) (c)	7.26	6.85	6.0		6.98	6.76	3.2
Airline operating expense per ASM (cents) (a)	11.91	11.10	7.3		11.34	11.06	2.5

Departures	65,062	62,009	4.9		264,600	243,446	8.7
Average stage length (miles)	1,089	1,090	(0.1)		1,085	1,091	(0.5)
Average number of operating aircraft during period	177.8	167.9	5.9		173.9	164.9	5.4
Average fuel cost per gallon	$3.20	$3.15	1.3		$3.21	$3.17	1.2
Fuel gallons consumed (millions)	138	133	4.5		563	525	7.3
Full-time equivalent employees at period end (a)					12,070	11,733	2.9

(a) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	December 31,	December 31,
	2012	2011

Cash and cash equivalents	$182	$673
Total investment securities	685	591
Total assets	7,070	7,071
Total debt	2,851	3,136
Stockholders' equity	1,888	1,757

SOURCE: JetBlue Airways Corporation

NON-GAAP FINANCIAL MEASURES (c)
(dollars in millions, per ASM data in cents)

	Reconciliation of Operating expense per ASM, excluding fuel and profit sharing
		Three Months Ended December 31,
		2012		2011
		$	per ASM	$	per ASM
	Total operating expenses	$1,150	11.65	$1,063	11.27
	Less: Aircraft fuel and related taxes	442	4.48	418	4.42
	Operating expenses, excluding fuel	708	7.17	645	6.85
	Less: Profit sharing	(8)	(0.09)	—	—
	Operating expense, excluding fuel & profit sharing	$716	7.26	$645	6.85

		Twelve Months Ended December 31,
		2012		2011
		$	per ASM	$	per ASM
	Total operating expenses	$4,606	11.49	$4,182	11.23
	Less: Aircraft fuel and related taxes	1,806	4.50	1,664	4.47
	Operating expenses, excluding fuel	2,800	6.99	2,518	6.76
	Less: Profit sharing	3	0.01	—	—
	Operating expense, excluding fuel & profit sharing	$2,797	6.98	$2,518	6.76

	Reconciliation of Return on Invested Capital
			Twelve Months Ended December 31,
			2012	2011
	Numerator
	Operating Income		$376	$322
	Add: Interest income and other		1	(3)
	Add: Interest component of capitalized aircraft rent (b)		68	71
	Subtotal		445	390
	Less: Income tax expense impact		172	153
	Operating Income After Tax, Adjusted		273	237

	Denominator
	Average Stockholders' equity		1,822	1,705
	Average total debt		2,994	3,085
	Capitalized aircraft rent (b)		913	947
	Invested Capital		5,729	5,737

	Return on Invested Capital		4.8%	4.1%

(b)	Capitalized Aircraft Rent
	Aircraft rent, as reported		$130	$135
	Capitalized aircraft rent (7 * Aircraft rent)		913	947
	Interest component of capitalized aircraft rent (Imputed interest at 7.5%)		68	71

(c)	Refer to our “Regulation G Reconciliations” note at the end of our Earnings Release for more information on these non-GAAP measures.